EXHIBIT 4.2

                     CERTIFICATE OF DESIGNATION, PREFERENCES

                                  AND RIGHTS OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                        DOBI MEDICAL INTERNATIONAL, INC.

     Dobi Medical International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), by its Chief Executive Officer, does hereby certify that, pursuant to authority conferred upon the Board of Directors by Article Four of the Certificate of Incorporation of the Company, the Board of Directors of the Company, by unanimous written consent, has duly adopted resolutions providing for the issuance of up to 520 shares of Series A Convertible Preferred Stock at an issuance price of $25,000 per share (the "Original Purchase Price") and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, there be, and hereby is, created out of the class of 10,000,000 shares of preferred stock, par value $.0001 per share, of the Company authorized by Article Four of its Certificate of Incorporation, a series of preferred stock of the Company with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

     1. Designation and Number of Shares. 520 shares of preferred stock (the "Shares") are hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

     2. Ranking. The Series A Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 3 below) of the Company and dividend rights, rank (a) subject to clauses (b) and (c), senior to the common stock, par value $ .0001 per share, of the Company (the "Common Stock") and all other preferred stock of the Company, and (b) as applicable, junior to or on a parity with such preferred stock of the Company the terms of which expressly provide that such preferred stock will rank senior to or on a parity with Series A Preferred Stock. Without the consent of holders of at least 50% of the then outstanding shares of Series A Preferred Stock, the Company shall not create, authorize or issue any other series of preferred stock which rank senior to or pari passu with the Series A Preferred Stock.

     3. Liquidation.

        (a) Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Preferred Stock shall be entitled to receive, immediately after any distributions required by the Company's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Company having priority over the Series A Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation, and before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart with respect to any securities of the Company over which the Series A Preferred Stock has priority with respect to the distribution of the assets of the Company upon Liquidation ("Junior Securities"), an amount in cash with respect to each share of Series A Preferred Stock held by such holders, equal to the Original Issue Price per share (subject to adjustment in the event of stock splits, combinations or similar events) plus all accrued and unpaid dividends on such share as of the date of Liquidation, if any. If, upon such Liquidation, the assets of the Company available for distribution to the holders of Series A Preferred Stock and any securities of the Company having equal priority with the Series A Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation ("Parity Securities") shall be insufficient to permit payment in full to the holders of



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the Series A Preferred Stock and Parity Securities, then the entire assets and funds of the Company legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Preferred Stock and of such Parity Securities, if any.

        (b) Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation and any applicable certificate(s) of designation, powers, preferences and rights.

        (c) For purposes of this Section 3, a merger or consolidation or a sale or lease of all or substantially all of the assets of the Company shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series A Preferred Stock shall be entitled to receive, in preference to the holders of the Junior Securities, the greater of: (i) a per share amount equal to the Original Purchase Price for the Series A Preferred Stock, plus any declared but unpaid dividends, and (ii) such amount per share that would have been payable if each share of Series A Preferred Stock had been converted to Common Stock immediately prior to such liquidation.

     4. Dividends.

        (a) Subject to the rights of any other series or class of Preferred Stock that may from time to time come into existence which rank senior to or pari passu with the Series A Preferred Stock and which are created with the consent of at least 50% of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive, out of any assets legally available therefor, a quarterly cumulative dividend at the end of each three-month period on each share of Series A Preferred Stock, calculated at a rate of 8% per annum of the Original Issue Price of any outstanding share of Series A Preferred Stock for the first three years after the date on which the Series A Preferred Stock are issued, 10% per annum for the following two years and 12% per annum for any additional year in which any share of Series A Preferred Stock remains outstanding. At the option of the Company, the dividends may be paid in either cash or registered shares of Common Stock. The first such dividend shall be paid on January 31, 2005. The amount of such initial dividend, and any other dividend payable on the Series A Preferred Stock for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable record date, which shall be the 15th day of January, April, July and October of each year (the "Dividend Payment Date") or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the Dividend Payment Date. With respect to any given year, no dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Company over which the Series A Preferred Stock has priority with respect to the payment of dividends if the Board of Directors of the Company shall have failed duly and lawfully to declare and pay in full a cash dividend to the holders of Series A Preferred Stock with respect to such year in the amount described above. If such dividends on the Series A Preferred Stock shall not have been paid in full for the Series A Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid prior to the payment of any dividend by the Company (other than a dividend payable solely in Common Stock) with respect to Common Stock or any other securities of the Company over which the Series A Preferred Stock has priority with respect to the payment of dividends. Accumulations of dividends on the Series A Preferred Stock shall not bear interest. For purposes of the first sentence of this Section 4(a) only, shares of Common Stock issued as dividends shall be valued at 95% of the current market value (as determined pursuant to Section 4(b)) of the Common Stock into which such shares are convertible as of the date of declaration of the dividend in question.

        (b) For the purposes of any computation pursuant to Section 3(a), the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing price for the 20 consecutive trading days ending on the day prior to the day on which such dividend is due. The closing price for each day shall be: (i) the average of the closing high bid and low ask prices as officially quoted by the OTC Bulletin Board; or (ii) the last sales price on such day as officially quoted by the American Stock Exchange, if such exchange shall become the principal trading market for the Common Stock; or
(iii) if, in the reasonable judgment of the Board


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of Directors of the Company, the OTC Bulletin Board or the American Stock
Exchange is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as reasonably determined by the Board of Directors of the Company; or (iv) if, in the reasonable judgment of the Board of Directors of the Company, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Company.

     5. Conversion Rights. Each holder of record of shares of the Series A Preferred Stock shall have the right to convert all or any part of such holder's share of Series A Preferred Stock into Common Stock as follows:

        (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock determined by dividing (A) the aggregate Original Purchase Price of such shares of Series A Preferred Stock by
(B) the Conversion Price (as defined in Section (5)(c) below) in effect on the Conversion Date (as defined in Section 5(d) below) upon the terms hereinafter set forth.

        (b) Mandatory Conversion. Each outstanding share of Series A Preferred Stock may, at the Company's option, upon 30 days written notice, be automatically converted into fully paid and non-assessable shares of Common Stock at the Conversion Price then in effect at any time following the conclusion of the twentieth (20th) consecutive trading day with respect to which the closing market price for the Common Stock on a national securities exchange on which the Common Stock is traded (including, without limitation, the American Stock Exchange and the OTC Bulletin Board was at least $6.00 per share. Notwithstanding the foregoing, the Company may not automatically convert each outstanding share of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(b) unless (i) the Common Stock has also traded at or above $6.00 per share for a period of ten (10) days prior to the date on which the Mandatory Conversion Notice (as defined in Section 5(d) below) is sent to the holders of the Series A Preferred Stock, and (ii) at the time the shares of Common Stock underlying Series A Preferred Stock are issued, there exists an effective registration statement containing a current prospectus covering such shares of Common Stock and the shares of Common Stock underlying the warrants issued with the Series A Preferred Stock, under the Securities Act of 1933, as amended (the "Securities Act").

        (c) Conversion Price. Each share of the Series A Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock of the Company equal to the Original Purchase Price plus accrued and unpaid dividends to the date of conversion divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. The Conversion Price shall initially be $2.00 per share of Common Stock. The number of shares of Common Stock into which each share of Preferred Stock is convertible is herein referred to as the "Conversion Rate."

        (d) Mechanics of Conversion. (i) Before any holder of Series A
Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in
Section 5(b) as the case may be, and such date is referred to herein as the "Optional Conversion Date."

            (ii) In the case of a mandatory conversion pursuant to Section 4(b), the Company shall give written notice (the "Mandatory Conversion Notice") to all holders of the Series A Preferred Stock of its intention to require the conversion of the shares of Series A Preferred Stock identified therein. The Mandatory Conversion Notice shall set forth the number of Series A Preferred Stock being converted, the date on which such conversion shall be effective (the "Mandatory Conversion Date"), and shall be given no earlier than 30 days prior to the Mandatory Conversion Date. The Mandatory Conversion Notice shall be delivered to each holder at the address as it appears on the stock transfer books of the Company. In order


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

        to receive the shares of Common Stock into which the Series A
        Preferred Stock is convertible pursuant to this Section 5(d)(ii), each holder of the Series A Preferred Stock shall surrender to the Company at the place designated in the Mandatory Conversion Notice the certificate(s) representing the number of shares of Series A Preferred Stock specified in the Mandatory Conversion Notice. Upon the Mandatory Conversion Date, such converted Series A Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the shares of Common Stock into which the Series A Preferred Stock is convertible pursuant to this Section 5(d)(ii).

            (iii) All Common Stock which may be issued upon conversion of the Series A Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series A Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock at the then effective Conversion Rate. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series A Preferred Stock shall be proportionately increased.

        (e) Conversion Price Adjustments. The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

     6. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Preferred Stock shall be subject to adjustment from time to time, upon the happening of the following events, provided, however that the anti-dilution provisions set forth below in Sections 6(c), 6(e) and 6(f) will be effective only for the two year period following the date of the final closing of the original issuance of the Series A Preferred Stock:

        (a) Consolidation, Merger or Sale. If any consolidation or merger of the Company with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Company will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Company hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.

        (b) Common Stock Dividends, Subdivisions, Combinations, etc. In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.


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


        (c) Discounted Warrants or Rights.

            (i) In case the Company shall fix a record date for the issuance of rights or warrants to all or any holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the then effective Conversion Price, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such rights or warrants and the number of shares of Common Stock which the aggregate consideration to be received in respect of such rights or warrants (including without limitation, consideration to be received upon the issuance and/or exercise of such rights or warrants) would purchase at such Subscription Price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the number of shares of Common Stock of the Company deliverable upon the exercise of such rights or warrants at the initial exercise price or rate.

            (ii) Notwithstanding the provisions of Section 6(c)(i), in case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a Subscription Price (or having a conversion price per share) less than the Conversion Price as of such record date, the Conversion Price shall be adjusted so that the same shall equal such Subscription Price.

            (iii) Adjustments to the Conversion Price pursuant to this Section 6(c) shall be made successively whenever rights or warrants of the type described in this Section 6(c) are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of rights or warrants in respect of which an adjustment to the Conversion Price was made pursuant to
     Section 6(c)(i), the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

        (d) Distributions of Certain Assets. In case the Company shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Section 6(b) above) or subscription rights or warrants (excluding those referred to in Section 6(c) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

        (e) Discounted Common Stock.

            (i) Subject to Section 6(e)(iv), in case the Company shall hereafter issue shares of its Common Stock for a consideration per share (the "Offering Price") less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such Offering Price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares.


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            (ii) Notwithstanding the provisions of Section 6(e)(i), subject to
     Section 6(e)(iv), in case the Company shall hereafter issue shares of its Common Stock for an Offering Price less than the then applicable Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal such Offering Price.

            (iii) Adjustments to the Conversion Price pursuant to this Section 6(e) shall be made successively whenever an issuance of shares triggering such an adjustment is made.

            (iv) Notwithstanding anything to the contrary set forth in this
     Section 6(e), no adjustment to the Conversion Price shall be made pursuant to this Section 6(e) in the case of shares issued: (A) in any of the transactions described in Section 6(b) above; (B) upon exercise of stock options granted to the Company's officers, directors, employees and consultants under a plan or plans adopted by the Company's Board of Directors and approved by its stockholders, if such shares would otherwise be included in this Section 6(e) (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed 15% of the Company's Common Stock outstanding, on a fully-diluted basis, at the time of any issuance); (C) upon the exercise of stock options, warrants, convertible securities and convertible debentures outstanding as of the date hereof; (D) in respect of the conversion of the shares of Series A Preferred Stock; (E) to stockholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger; (F) upon the exercise of warrants granted to any commercial bank or equipment lessor; (G) issued in a private placement with respect to which less than 1,000 shares are issued or where the offering price for such shares is at least 90% of the current market price; (H) issued in a bona fide public offering pursuant to a firm commitment underwriting; or (I) issued in connection with strategic alliances or acquisitions of one or more businesses, products or technologies which have been approved by a majority of the Company's directors but only if no adjustment is required pursuant to any other specific subsection of this Section 6 (without regard to Section 6(i) below) with respect to the transaction giving rise to such rights.

        (f) Discounted Convertible Stock.

            (i) Subject to Section 6(f)(iv), in case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock for a consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Section 6(h) below) less than the current market price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate.

            (ii) Notwithstanding the provisions of Section 6(f)(i), subject to
     Section 6(f)(iv), in case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock for an Exchange Price initially deliverable upon conversion or exchange of such securities (determined as provided in Section 6(h) below) less than the then applicable Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal such Exchange Price.

            (iii) Adjustments to the Conversion Price pursuant to this Section 6(f) shall be made successively whenever an issuance of shares triggering such an adjustment is made.

            (iv) Notwithstanding anything to the contrary set forth in this
     Section 6(f), no adjustment to the Conversion Price shall be made pursuant to this Section 6(f) in the case of securities issued in transactions described in Sections 6(c), 6(d) and 6(e)(iv)(A) through (H) above (with any reference in Sections 6(e)(iv)(A) through (H) to price or quantity of shares issued being understood, for


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     purposes of this Section 6(f)(iv), to refer to the aggregate price or quantity, as applicable, of the shares of Common Stock into which such securities are convertible or exchangeable).

        (g) Adjustment of Conversion Shares. Whenever the Conversion Price is adjusted pursuant to Sections 6(b), (c), (d), (e) and (f) above and (k) below, the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Series A Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

        (h) Computation of Certain Consideration. For purposes of any computation respecting consideration received pursuant to Sections 6(e) and (f) above, the following shall apply:

            (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

            (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

            (iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section 6(h)).

        (i) Computation of Market Price. For the purposes of any computation under Sections 6(c), (d), (e) and (f) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing price for the 20 consecutive trading days ending on the day prior to the day in question. The closing price for each day shall be: (i) the average of the closing high bid and low ask prices as officially quoted by the OTC Bulletin Board; or (ii) the last sales price on such day as officially quoted by the American Stock Exchange, if such exchange shall become the principal trading market for the Common Stock; or (iii) if, in the reasonable judgment of the Board of Directors of the Company, the OTC Bulletin Board or the American Stock Exchange is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as reasonably determined by the Board of Directors of the Company; or (iv) if, in the reasonable judgment of the Board of Directors of the Company, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Company.

        (j) Notice of Adjustment. Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each share of Series A Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holders at their last addresses appearing in the Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

        (k) Receipt of Securities Other than Common Stock. In the event that at any time, as a result of an adjustment made pursuant to Section 6(b) above, the holders of the Series A Preferred Stock thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time


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to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 6(a) to (h) above.

     7. Redemption. Neither the Company nor the holders of the Series A Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series A Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Company, as and to the extent herein provided. Nothing herein contained, however, shall be deemed to prohibit or impair the Company's ability, by agreement with any holder(s) of Series A Preferred Stock, to redeem any or all of the outstanding shares of Series A Preferred Stock at any time and from time to time, out of funds legally available therefor.

     8. Voting Rights. Except as expressly required by applicable law, the holders of Series A Preferred Stock shall not be entitled to vote on any matters as to which holders of Common Stock or any future issued shares of capital stock of the Company shall be entitled to vote.

     9. Covenants of the Company. The Company covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this
Section 9:

        (a) Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

        (b) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

        (c) Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

        (d) Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

        (e) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

        (f) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the holders of Series A Preferred Stock in the event the Company shall:

            (i) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

            (ii) undergo any reorganization, merger, liquidation, dissolution, winding up or consolidation;

            (iii) declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock;

            (iv) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

            (v) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or

            (vi) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

     10. Reservation of Shares. The Company shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Preferred Stock, the Company shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

     11. Miscellaneous.

         (a) There is no sinking fund with respect to the Series A Preferred Stock.

         (b) The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Certificate of Incorporation of the Company.

         (c) The holders of the Series A Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.

     IN WITNESS WHEREOF, Dobi Medical International, Inc. has caused this Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock to be signed by its Chief Executive Officer, on this 28th day of June 2004, and such person hereby affirms under penalty of perjury that this Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock is the act and deed of Dobi Medical International, Inc. and that the facts stated herein are true and correct.

                                DOBI MEDICAL INTERNATIONAL, INC.

                                By:  /s/Phillip C. Thomas
                                     -------------------------------------
                                     Phillip C. Thomas, Chief Executive Officer